Exhibit 10.22

No. R______

VASCULAR SOLUTIONS, INC.
 RESTRICTED STOCK AND CASH ELECTION AWARD

This RESTRICTED STOCK AND CASH ELECTION AWARD (the “Agreement”) is made this _____day of _______, 2015 by and between Vascular Solutions, Inc., a Minnesota corporation (the “Company”) and ______________, an individual resident of ___________ (“Participant”).

1.         Restricted Stock Award.  The Company hereby grants to Participant a restricted stock award of ___________ shares (the “Shares”) of Common Stock, par value $.01 per share, of the Company according to the terms and conditions set forth herein and in the Vascular Solutions Stock Option and Stock Award Plan (the “Plan”).  The Shares are Restricted Shares granted under Section 15 of the Plan.  A copy of the Plan will be furnished upon request of Participant.  With respect to the Shares, Participant shall be entitled at all times on and after the date of issuance of the Shares to exercise the rights of a stockholder of Common Stock of the Company, including the right to vote the Shares and the right to receive dividends on the Shares.

2.              Cash Election Award.  In lieu of additional shares of restricted stock that the Company otherwise would have granted to the Participant, the Participant has elected to receive, and the Company hereby grants to the Participant, the right to receive aggregate cash payments of $ ________ (the “Cash Election”) subject to the terms and conditions set forth herein.  Except as otherwise provided in this Agreement, the Company will make cash payments to Participant in accordance with the following schedule:

Payment Date	Percentage of Cash Election

On the first regularly scheduled payroll payment after November 1, 2015	50%
On the first regularly scheduled payroll payment after April 1, 2016	50%

Notwithstanding the payment schedule above, the unpaid amount of the Cash Election will be paid upon a Change in Control (as defined below) of the Company.

3.         Vesting of Restricted Stock.  Except as otherwise provided in this Agreement, the Shares shall vest in accordance with the following schedule:

Anniversary of the Date of Grant	Percentage of Shares Vested
Second	50%
Third	75%
Fourth	100%

Notwithstanding the vesting schedule above, all of the Shares shall vest upon a Change in Control (as defined below) of the Company. The Company shall notify the Participant in writing of this vesting within 10 days of the Change in Control.

(a)          A “Change in Control” shall mean:

(i)           A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement;

(ii)         Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than any employee benefit plan of the Company or any entity which reports beneficial ownership of the Company's outstanding securities on Schedule 13G pursuant to Rule 13d-1 under the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities;

(iii)        The Continuing Directors (as defined below) cease to constitute a majority of the Company's Board of Directors; provided that such change is the direct or indirect result of a proxy fight and contested election or elections for positions on the Board of Directors;

(iv)       The shareholders of the Company approve: (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company stock would be converted into cash, securities, or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger; (2) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (3) any plan of liquidation or dissolution of the Company; or

(v)         The majority of the Continuing Directors (as defined below) determine in their sole and absolute discretion that there has been a Change in Control of the Company.

(b)           “Continuing Director” shall mean any person who is a member of the Board of Directors of the Company, while such person is a member of the Board of Directors, who is not an Acquiring Person (as defined herein) or an Affiliate or Associate (as defined herein) of an Acquiring Person, or a representative of an Acquiring Person or any such Affiliate or Associate, and who:

(i)            was a member of the Board of Directors on the date of this Agreement as first written above; or

(ii)         subsequently becomes a member of the Board of Directors, if such person's initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors.  For purposes of this Section, “Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities, but shall not include the Company, any subsidiary of the Company, or any employee benefit plan of the Company, or of any subsidiary of the Company, or any entity holding shares of common stock organized, appointed, or established for, or pursuant to the terms of, any such plan; and “Affiliate” and “Associate” shall have the respective meanings described to such terms in Rule 12b-2 promulgated under the Exchange Act.

4.         Restrictions on Transfer.  Until the Shares vest pursuant to Section 3 hereof, none of the Shares may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company, and no attempt to transfer the Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the Shares.

5.         Forfeiture.  If Participant ceases to be an employee of the Company or its subsidiaries for any reason, including termination, death or disability, prior to vesting of the Shares pursuant to Section 3 hereof or the payment of any portion of the Cash Election pursuant to Section 2 hereof, all of Participant’s rights to all of the unvested Shares and the unpaid amount of the Cash Election shall be immediately and irrevocably forfeited.  Upon forfeiture, Participant will no longer have any rights relating to the unvested Shares, including the right to vote the Shares and the right to receive dividends declared on the Shares.

6.         Distributions and Adjustments.

(a)           If any Shares vest subsequent to any change in the number or character of the Common Stock of the Company (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, or otherwise), Participant shall receive upon such vesting the number and type of securities or other consideration which Participant would have received if such Shares had vested prior to the event changing the number or character of the outstanding Common Stock.

(b)            Any additional shares of Common Stock of the Company, any other securities of the Company and any other property (except for regular cash dividends or other cash distributions) distributed with respect to the Shares prior to the date or dates the Shares vest shall be subject to the same restrictions, terms and conditions as the Shares to which they relate and shall be promptly deposited with the Secretary of the Company or a custodian designated by the Secretary.

7.         Miscellaneous Provisions.

(a)           The Company shall cause the Shares to be issued in the name of Participant, either by book-entry registration, if available, or issuance of a stock certificate or certificates evidencing the Shares, which certificate or certificates shall be held by the Secretary of the Company or the stock transfer agent or brokerage service selected by the Secretary of the Company to provide such services for the Plan.  The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order.  If any certificate is used, the certificate may bear an appropriate legend referring to the restrictions applicable to the Shares.  Participant hereby agrees to the retention by the Company of the Shares and, if a stock certificate is used, agrees to execute and deliver to the Company a blank stock power with respect to the Shares as a condition to the receipt of this award of Shares.  After any Shares vest pursuant to Section 3 hereof, and following payment of the applicable withholding taxes pursuant to Section 7(b) of this Agreement, the Company shall promptly cause to be issued a certificate or certificates, registered in the name of Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, evidencing such vested whole Shares (less any shares withheld to pay withholding taxes) and shall cause such certificate or certificates to be delivered to Participant or Participant’s legal representatives, beneficiaries or heirs, as the case may be, free of the legend or the stop-transfer order referenced above.  The value of any fractional Shares shall be paid in cash at the time certificates evidencing the Shares are delivered to Participant.

(b)            Income Tax Matters.

(i)           In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

(ii)         In accordance with the terms of the Plan, and such rules as may be adopted by the Board or any Committee of the Board under the Plan, Participant may elect to satisfy Participant’s federal and state income tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Shares, by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Company, (ii) having the Company withhold a portion of the Shares otherwise to be delivered having a fair market value (as determined under Section 5 of the Plan) equal to the amount of such taxes, or (iii) delivering to the Company shares of Common Stock already owned by Participant having a fair market value (as determined under Section 5 of the Plan) equal to the amount of such taxes; provided that the alternatives in clauses (ii) and (iii) above shall be subject to the discretion of the Board or any Committee of the Board, as the case may be.  The Company will not deliver any fractional Shares but will pay, in lieu thereof, the fair market value (as determined under Section 5 of the Plan) of such fractional Shares.  Participant’s election must be made on or before the date that the amount of tax to be withheld is determined.

(c)          Plan Provisions Control.  In the event that any provision of the Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control.

(d)          No Right to Employment.  Neither the issuance of the Shares nor the Cash Election shall be construed as giving Participant the right to be retained in the employ, or as giving a director of the Company or any of its subsidiaries the right to continue as a director, of the Company or any subsidiary, nor will it affect in any way the right of the Company or its subsidiaries to terminate such employment or position at any time, with or without cause.  In addition, the Company or its subsidiaries may at any time dismiss Participant from employment, or terminate the term of a director of the Company or any subsidiary, free from any liability or any claim under the Plan or the Agreement.  Nothing in the Agreement shall confer on any person any legal or equitable right against the Company or any subsidiary, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or any subsidiary.  The Award granted hereunder shall not form any part of the wages or salary of Participant for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment.  Under no circumstances shall any person ceasing to be an employee of the Company or any subsidiary be entitled to any compensation for any loss of any right or benefit under the Agreement or Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise.  By participating in the Plan, Participant shall be deemed to have accepted all the conditions of the Plan and the Agreement and the terms and conditions of any rules and regulations adopted by the Board or any Committee of the Board, as the case may be, and shall be fully bound thereby.

(e)           Governing Law.  The validity, construction and effect of the Plan and the Agreement, and any rules and regulations relating to the Plan and the Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Minnesota.

(f)           Securities Matters.  The Company shall not be required to deliver Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(g)          Severability.  If any provision of the Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Agreement under any law deemed applicable by the Board or any Committee of the Board, as the case may be, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board or such Committee, materially altering the purpose or intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or the Agreement, and the remainder of the Agreement shall remain in full force and effect.

(h)          No Trust or Fund Created.  Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or its subsidiaries and Participant or any other person.

(i)            Headings.  Headings are given to the Sections and subsections of the Agreement solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Agreement or any provision thereof.

VASCULAR SOLUTIONS, INC.

By:
Name:	Howard Root
Title:	Chief Executive Officer